UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Kopin Corporation

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KOPIN CORPORATION

200 John Hancock Road, Taunton, Massachusetts 02780

April 18, 2008

To Our Stockholders:

You are cordially invited to attend the Combined 2007 and 2008 Annual Meeting of Stockholders of KOPIN CORPORATION, to be held at 9:00 a.m. on May 20, 2008, at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 (the “Meeting”).

The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting. Our Annual Reports on Form 10-K for each of the two fiscal years ended December 30, 2006 and December 29, 2007 are also enclosed for your information.

Our board of directors encourages your participation in Kopin Corporation’s electoral process and, to that end, solicits your proxy with respect to the matters described in the Notice of Meeting and the Proxy Statement. You may submit your proxy by completing, dating and signing the enclosed Proxy Card and returning it promptly in the enclosed envelope. You may also vote by telephone or by the Internet, as described in the Proxy Statement. You are urged to vote by mail, telephone or Internet even if you plan to attend the Meeting.

Sincerely,

JOHN C.C. FAN Chairman

KOPIN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2008

Notice is hereby given that the Combined 2007 and 2008 Annual Meeting (the “Meeting”) of Stockholders of Kopin Corporation (the “Company”) will be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 on May 20, 2008, at 9:00 a.m., local time, to consider and act upon the following matters:

1.	A proposal to elect seven (7) directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

3.	Such other business as may properly come before the Meeting or any adjournments thereof.

Stockholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the Meeting and any adjourned sessions thereof. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

JOHN C.C. FAN Chairman

Taunton, Massachusetts

April 18, 2008

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON AT THE MEETING.

KOPIN CORPORATION

200 John Hancock Road

Taunton, Massachusetts 02780

PROXY STATEMENT

This proxy statement and proxy are being furnished in connection with the solicitation by the board of directors of Kopin Corporation for use at the Combined 2007 and 2008 Annual Meeting of Stockholders (the “Meeting”) to be held on May 20, 2008, and at any adjournments thereof. This proxy statement, the accompanying proxy card and each of our Annual Reports for the fiscal years ended December 30, 2006 and December 29, 2007 were first mailed to stockholders on or about April 18, 2008. The Meeting will be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 on May 20, 2008 at 9:00 a.m.

Due to the need to restate our consolidated financial statements as of and for our fiscal years ended December 31, 2005 and December 25, 2004; our selected consolidated financial data as of and for our fiscal years ended December 31, 2005, December 25, 2004, December 31, 2003 and December 31, 2002 and our unaudited quarterly financial data for the first two quarters in our fiscal year ended December 30, 2006 and for all quarters in our fiscal year ended December 31, 2005, and the resulting delay in completing our consolidated financial statements for fiscal 2006 and fiscal 2007, we had to postpone our 2007 annual stockholders’ meeting. Accordingly, the meeting for which this solicitation is being made has been called as a Combined 2007 and 2008 Annual Meeting of Stockholders.

All solicitation expenses, including costs of preparing, assembling and mailing proxy materials, will be borne by Kopin Corporation. It is expected that solicitations will be made primarily by mail, but our directors, officers and regular employees also may solicit proxies by telephone and in person, without additional compensation therefor. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy materials to be sent to their principals, and we will reimburse such persons for their reasonable expenses in so doing.

The close of business on April 7, 2008 has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were issued and outstanding and entitled to vote 68,977,724 shares of our common stock. Holders of shares of our common stock are entitled to one vote for each share owned as of the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Stockholders may vote by completing the enclosed proxy card and mailing it in the envelope provided, by using a toll-free telephone number provided on the proxy card, or over the Internet. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. on May 19, 2008. Any proxy submitted prior to the Meeting may be revoked at any time before it is voted by written notice of revocation received by the Secretary of Kopin Corporation prior to the Meeting, by delivering a later dated proxy in accordance with the instructions on the enclosed proxy, by voting in person at the Meeting or by revoking a written proxy by request in person at the Meeting. If the proxy submitted is not so revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting.

For Proposal 1, directors are elected by a plurality of shares present in person or represented by proxy at the Meeting and entitled to vote, which means that the seven individuals receiving the highest number of “FOR” votes will be elected directors. Proposal 2 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal.

If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for purposes of establishing a quorum at the Meeting but will not be considered entitled to vote on such proposals and such “non-votes” will have no effect on the results of the voting on such proposals. Proxies marked as “abstain” as to one or more proposals will be counted as present for purposes of establishing a quorum at the Meeting and for the purpose of calculating the vote on such proposals. Such abstentions will have the effect of a vote against such proposals other than Proposal 1 (for which they will have no effect on the voting results).

The chairman of the Meeting or the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote have the power to adjourn the Meeting from time to time without notice other than announcement at the Meeting of the time and place of the adjourned meeting.

Our board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

Corporate Governance Matters

Our board of directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for each of the committees:

Name	Audit	Compensation	Corporate Governance and Nominating
John C.C. Fan
James K. Brewington
David E. Brook			X
Andrew H. Chapman	X	X
Morton Collins	X	X
Chi Chia Hsieh			X
Michael J. Landine	X

Corporate Governance Guidelines

Our board has adopted charters for each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our board also has adopted corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” A copy of any of these documents may be obtained, without charge, upon written request to Kopin Corporation, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780.

Corporate Governance Practices and Board Independence

Each year, our board of directors reviews the relationships that each director has with us and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, and who the board of directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. Our board of directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include the members’ current and historic relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which a member of our board of directors is a director or executive officer. After evaluating these factors, our board of directors has determined that a majority of the members of the board of directors, namely James Brewington, David Brook, Andrew Chapman, Morton Collins, Chi Chia Hsieh and Michael Landine, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director and are independent directors of Kopin Corporation within the meaning of applicable NASDAQ Rules.

In making its independence determinations, our board considered transactions occurring since the beginning of 2005 between us and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Kopin Corporation and a person or entity with a known connection to a director are presented to the board for consideration. In making its subjective determination that each non-employee director is independent, our board considered the transactions in the context of the NASDAQ Rules, the standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service standards for compensation committee members. In each case, our board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. Our board’s independence determinations included reviewing the following transactions and relationships:

Dr. Hsieh, one of our directors, is also the Chairman of a venture, Kopin Taiwan Corporation, located in Taiwan of which Kopin owns approximately 40% of. Dr Hsieh owns approximately 1% of the outstanding common stock of this Kopin Taiwan Corporation. Microelectronics Technology Incorporated, a publicly traded company in Taiwan, is also a minority investor in Kopin Taiwan Corporation. Dr. Hsieh may also be deemed to have an indirect ownership in this company through his ownership of Microelectronics Technology Incorporated. Dr. Hsieh is also a director of a company, Advance Wireless Semiconductor Company, or AWSC, which is a customer of Kopin’s and which Kopin owns a minority interest in. Several of our directors and officers own amounts ranging from 0.1 to 0.5% of AWSC’s outstanding stock.

Mr. Brook, one of our directors, is a partner of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. During the fiscal years 2006 and 2007, we paid Hamilton, Brook, Smith & Reynolds P.C fees of approximately $422,000 and $529,000, respectively. Dr. Fan, our President, Chief Executive Officer, a member and Chairman of our board, is a founder and board member of another company, Kenet, in which Kopin has invested $5.4 million. Dr. Fan currently owns approximately 2.3% of this company. Certain of our directors and an officer also invested in this company and their ownership ranges from 0.1% to 0.6%.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with our management. If the committee believes a candidate would be a valuable addition to the board and there is either a vacancy on the board or the committee believes it is in the best interests of Kopin Corporation and its stockholders to increase the number of board members, it will recommend to the full board that candidate’s election.

Before nominating a sitting director for re-election at an annual stockholder meeting, the committee will consider the director’s performance on the board and whether the director’s re-election would be consistent with our corporate governance guidelines and our continued compliance with applicable laws, rules and regulations.

Our board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to us and may contribute to the success of our business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of our business. When considering candidates for director, the Committee takes into account a number of factors, which may include the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Relevant business experience;

•	Judgment, skill and integrity;

•	Existing commitments to other businesses;

•	Potential conflicts of interest;

•	Corporate governance background;

•	Financial and accounting background;

•	Executive compensation background; and

•	Size and composition of the existing board.

In the past year, there have been no material changes to the procedures by which stockholders may recommend nominations to the board. The Nominating and Corporate Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to Kopin Corporation, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780, and include the following:

•	The name and address of the stockholder and a statement that he, she or it is one of our stockholders and is proposing a candidate for consideration by the committee;

•

The class and number of shares of our capital stock, if any, owned by the stockholder as of the record date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;

•	A description of the candidate’s business and educational experience;

•	The class and number of shares of our capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•

Information regarding each of the foregoing criteria the board generally considers, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any of our customers, suppliers or competitors or any actual or potential conflict of interest;

•	A description of any relationship or understanding between the stockholder and the candidate; and

•	A written statement by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our by-laws, nominations for directors may be made only by or at the direction of the board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers to Kopin Corporation written notice along with the additional information and materials required by the by-laws not less than 75 days prior to the day and month on which, in the immediately preceding year, the annual meeting for such year occurred. For our annual meeting in the year 2009, we must receive this notice on or before January 21, 2009 to be included in the proxy solicitation materials as required by Rule 14a-8 of the Securities Exchange Act of 1934, and no later than March 6, 2009 for all other proposals. You can obtain, without charge, a copy of the by-laws by writing to Kopin Corporation, c/o Investor Relations, 200 John Hancock Road, Taunton, MA 02780.

Stockholder Communications with the board

The board has established a process for stockholders to send communications to our board or any individual director. Stockholders may send written communications to the board or any director to Kopin Corporation, board of directors, c/o Chief Financial Officer, 200 John Hancock Road, Taunton, MA 02780. Stockholders also may send communications via email to rsneider@kopin.com with the notation “Attention: Chief Financial Officer/board of directors” in the subject field. All communications will be submitted to the board or the individual directors on a periodic basis.

Related Transactions

The Nominating and Corporate Governance Committee reviews and approves certain transactions or relationships involving Kopin and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction. Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors prohibits any transaction or relationship that would create a conflict of interest, unless approved by the board. Conflicts of interests are to be reported to employees’ immediate supervisor or our chief financial officer.

We do not currently provide personal loans to our executive officers or directors.

PROPOSAL I

ELECTION OF DIRECTORS

Our by-laws provide that the board shall consist of not less than three nor more than thirteen directors. The board has fixed the number of directors at seven. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to be a director until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee is unavailable, such votes will be cast by the proxies either for a substitute nominee selected by the proxies or to fix the number of directors at a lesser number. Our board currently has no reason to expect that any of the nominees will be unavailable.

Required Vote

The election of directors requires a plurality of the votes properly cast by or on behalf of the holders of our common stock at the Meeting. Any “non-votes” and abstentions from voting received will have no effect on the results of this Proposal 1.

The board of directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Set forth below are the name and age for each director nominee, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a director.

Name	Age	Served as Director Since	Position and Offices with the Company
John C.C. Fan	63	1984	President, Chief Executive Officer, Director and Chairman of the Board
James K. Brewington	63	2006	Director
David E. Brook	66	1984	Secretary and Director
Andrew H. Chapman	52	1985	Director
Morton Collins	71	1985	Director
Chi Chia Hsieh	63	1995	Director
Michael J. Landine	54	2003	Director

Background of Nominees for Director and Certain Officers

Nominees

John C.C. Fan, President, Chief Executive Officer, Chairman of the board. Dr. Fan has served as our Chief Executive Officer and Chairman of the board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

James K. Brewington, Director. Mr. Brewington has served as one of our directors since 2006. Mr. Brewington retired as President of Developing Markets at Lucent Technologies in 2007. Prior to heading Lucent’s Developing Markets group, Mr. Brewington served as president of the company’s Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. He began his career at AT&T in 1968, and over the ensuing years he has held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories.

David E. Brook, Secretary and Director. Mr. Brook has served one of our directors since 1984. Mr. Brook is a founder and principal of the intellectual property law firm of Hamilton, Brook, Smith & Reynolds P.C. in Concord, Massachusetts.

Andrew H. Chapman, Director. Mr. Chapman has served as one of our directors since 1985. From 2003 to the present, Mr. Chapman has been a private investor. Mr. Chapman has founded, managed, been a director of and or invested in numerous technology start-up companies over the past 20 years. From June 2000 until February 2003, he served as an Executive Vice President for Narad Networks, Inc., a network equipments provider. Mr. Chapman received a B.A. from Yale College and an MBA from The Wharton School.

Morton Collins, Director. Mr. Collins has served as one of our directors since 1985. Mr. Collins has been a member of BVP Partners, LLC, since 2003. BVP Partners, LLC is the management company of Battelle Ventures, L.P., a venture capital limited partnership. Mr. Collins is also a member of BVP GP, LLC which is the general partner of Battelle Ventures, L.P. Before that Mr. Collins had been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981, and a General Partner of DSV Management Ltd. since 1982. Since 1985, DSV Management Ltd. has been the General Partner of DSV Partners IV, a venture capital limited partnership. In 1997, Mr. Collins became a Special Limited Partner of Cardinal Partners, the successor to the DSV series of partnerships. From 1968 to 1974, he was the Founder and Chief Executive Officer of Data Science Ventures, Inc. (DSV I). Mr. Collins serves as a Director of Strategic Diagnostics, Inc. a company listed on NASDAQ; Ventaira, Inc. (Chairman); Pharos LLC; PD-LD Inc. (Chairman); Sypherlink Inc. (Chairman); Viral Genomics Inc.; Advanced Cerametrics, Inc.; ImageTree Corporation; CDI Bioscience, Inc. (Chairman) and is a member of the Executive Committee of Battelle Memorial Institute. Mr. Collins is Chairman of the Advisory Council to the Chemical Engineering Department at the University of Delaware; Chairman of the Graduate School Advisory Council at Princeton University; a member of the Leadership Council of the School of Engineering and Applied Sciences at Princeton University and a member of the Systems Biology Advisory Council at the Institute for Advanced Study, Princeton, N.J. Mr. Collins is a Member of the Research Roundtable of the National Academy of Sciences.

Chi-Chia Hsieh, Director. Dr. Hsieh has served as one of our directors since December 1995. Dr. Hsieh is currently the Vice Chairman and was previously the President of Microelectronics Technology, Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is also Chairman of the board of directors of Kopin Taiwan Corporation, a Taiwan corporation in which we are a shareholder.

Michael J. Landine, Director. Mr. Landine has served as one of our directors since 2003. Mr. Landine is Senior Vice President of Corporate Development of Alkermes, Inc., where he has worked for the past 20 years. Mr. Landine served for 10 years as the Chief Financial Officer and Treasurer of Alkermes. Mr. Landine also serves as an advisor to Walker Magnetics Group, an international manufacturer of industrial equipment. From 1976 to 1983, Mr. Landine worked for the international accounting firm Touche Ross & Co. Mr. Landine currently serves on the board of directors of GTC Biotherapeutics Inc., a publicly-traded biotechnology company, where he also serves on the Audit Committee.

Officers

Richard A. Sneider, Treasurer and Chief Financial Office. Mr. Sneider has served as our Treasurer and Chief Financial Officer since September 1998. Mr. Sneider is a Certified Public Accountant and was formerly a partner of the international public accounting firm, Deloitte & Touche LLP, where he worked for 16 years.

Hong Choi, Chief Technology Officer and Vice President. Dr. Choi joined us as Chief Technology Officer in July 2000. Previously, Dr. Choi served as Senior Staff Member at MIT Lincoln Laboratory, where he worked for 17 years. Dr. Choi received a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Bor-Yeu Tsaur, Executive Vice President—Display Operations. Dr. Tsaur joined us as Executive Vice President—Display Operations in July 1997. From 1993 to 1997, Dr. Tsaur served as Group Leader, Electronic Material Group, at MIT Lincoln Laboratory. Dr. Tsaur received a Ph.D. in Electrical Engineering from the California Institute of Technology.

Michael Presz, Vice President—Government Programs and Special Projects. Mr. Presz joined us in November 1994 as General Manager of Display’s Visual Products Group and was promoted to Vice President in April 2005. Prior to joining us, Mr. Presz worked for 6 years at Kaiser Electronics and 15 years at General Electric Aerospace.

Daily Hill, Senior Vice President—Gallium Arsenide Operations. Mr. Hill has served as our Vice President—Gallium Arsenide Operations since July 1997 and was promoted to Senior Vice President in 2002. From December 1995 to June 1997, Mr. Hill served as a director of Gallium Arsenide Operations. From November 1987 to January 1995, Mr. Hill served as a manager of our HBT transistor wafer product group.

Board and Committee Meetings

During the fiscal year 2007, our board held 5 meetings. For each director, overall attendance at board meetings, either in person or by conference call, was greater than 75%. All of our then directors attended the 2006 annual stockholder meeting, except for Dr. Chi-Chia Hsieh. We did not hold an annual stockholder meeting in 2007. Although we currently do not require our directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance.

Audit Committee: We have established a separately designated Audit Committee as defined by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of three directors, Morton Collins, Andrew H. Chapman and Michael J. Landine, each of whom the board has determined is independent under the NASDAQ Rules and the applicable SEC rules and regulations. The board has determined that Mr. Landine is an “audit committee financial expert” as defined by Item 407(d)(5)(i) of Regulation S-K of the Exchange Act. Our board adopted an Audit Committee Charter and a copy of this charter is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” Our Audit Committee Charter delegates to the Audit Committee the responsibility, among other things, to engage our independent auditors, review the audit fees, supervise matters relating to audit functions, review and set internal policies and procedure regarding audits, accounting and other financial controls, and review related party transactions. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP for fiscal years 2006 and 2007. During the 2007 fiscal year, our Audit Committee met in person or through a conference call 6 times.

Nominating and Corporate Governance Committee: Our Nominating and Corporate Governance Committee presently is composed of two directors, Dr. Hsieh and Mr. Brook, each of whom the board has determined is independent under applicable NASDAQ Rules. The Nominating and Corporate Governance Committee is responsible, among other things, for considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board and implementing our corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance.” During the 2007 fiscal year, our Nominating and Corporate Governance Committee met in person or through a conference call 1 time.

Compensation Committee: Our Compensation Committee presently is composed of two directors, Mr. Collins and Mr. Chapman, each of whom the board has determined is independent under applicable NASDAQ Rules. The charter of the Compensation Committee is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance”. During the 2007 fiscal year, our Compensation Committee met in person or through a conference call 3 times.

The Compensation Committee is responsible for the approval of remuneration arrangements for our executive officers, review and approval of compensation plans relating to executive officers and directors, including grants of stock options, restricted stock and stock grants under our 2001 Equity Incentive Plan and 2001 Supplemental Equity Incentive Plan, and other benefits and general review of our employee compensation policies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Kopin or any subsidiary of Kopin.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 29, 2007 by all those known by us to be beneficial owners of more than 5% of our common stock and as of April 4, 2008 for all of our directors, named executive officers and all of our executive officers and directors as a group. The table reflects the cancellation of certain options as a result of our stock option review.

Name	Amount and Nature of Beneficial Ownership(1)	Percent
John C.C. Fan(2)	3,236,743	4.3
James K. Brewington	20,000	*
David E. Brook(3)	186,010	*
Andrew H. Chapman(3)	86,250	*
Morton Collins(3)	214,250	*
Chi Chia Hsieh(4)	174,250	*
Michael J. Landine(5)	56,250	*
Bor Yeu Tsaur(6)	689,159	*
Daily S. Hill(7)	216,624	*
Richard A. Sneider(8)	575,080	*
Hong Choi(9)	377,744	*
Michael Presz(10)	227,192	*
All directors and executive officers as a group (12 persons)(11)	6,059,551	7.9
AWM Investment Co., Inc.	5,156,407	7.0
Tocquevilla Asset Management LP	5,386,087	7.3

*	Less than 1%
(1)	Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Includes 2,086,520 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(3)	Includes 72,250 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(4)	Includes 88,250 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(5)	Includes 46,250 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(6)	Includes 317,750 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.

(7)	Includes 51,553 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(8)	Includes 362,858 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(9)	Includes 236,363 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(10)	Includes 99,000 shares representing options that are currently exercisable or exercisable within 60 days of April 4, 2008.
(11)	Includes 3,505,293 shares issuable to certain directors and executive officers pursuant to options that are currently exercisable or exercisable within 60 days of April 4, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports furnished to us or written representations from our directors and executive officers, we believe that none of our directors, executive officers and 10% stockholders failed to file on a timely basis the reports required to be filed pursuant to Section 16 of the Exchange Act during the fiscal year 2007.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following compensation discussion and analysis should be read in conjunction with our tabular disclosures which directly follow the discussion, beginning on page 17 of this proxy statement.

Compensation Philosophy

We believe that our named executive officers play a critical role in the operational and financial performance of our business that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. In establishing executive compensation, we have historically placed a higher priority on executive retention objectives and to a lesser extent pay-for-performance programs to achieve specific goals. We believe that we accomplish this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between either cash or non-cash compensation. Compensation Objectives

We believe that the quality, commitment and performance of our executives are critical factors affecting our long-term value. Accordingly, our executive compensation objectives include:

•	retaining our executives and aligning their interests with stockholder interests;

•	rewarding our executives for individual performance; and

•	rewarding our executives for contributions to our performance, including achievements of both financial and non-financial objectives.

In addition, we use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Role of the Compensation Committee

The Compensation Committee of our board of directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the

Compensation Committee’s written charter, its responsibilities include establishing compensation policies for our directors and executive officers; reviewing and approving the Chief Executive Officer’s annual compensation; approving employment agreements or arrangements with executive officers; administering our 2001 Equity Incentive Plan and 2001 Supplemental Equity Plan and approving grants under these 2001 Plans; and making recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee may delegate authority with respect to compensation matters to our executive officers.

A copy of the Compensation Committee charter is posted on our website, www.kopin.com, under the heading “Investors: Corporate Governance.” Our Compensation Committee consisted of Mr. Collins, Chair and Mr. Chapman, each of whom is an independent director as determined by our board of directors, based upon the NASDAQ Rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. In 2007 and 2005 the Committee retained the services of Pearl Meyer & Partners, a Clark Consulting Practice (Pearl Meyer) to assist with its review of overall compensation for our executive officers.

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Committee evaluates our overall performance during the year against annual budgets; evaluates the Chief Executive Officer and the Chief Financial Officer’s achievements against the Board’s expectations; obtains input from the Chief Executive Officer on the performance reviews of the other executive officers; evaluates the potential for future contributions by each executive to our long-term success; and periodically compares our executive compensation against a benchmarking analysis of a group of peer companies.

Peer Group Benchmarking

In establishing the total executive compensation for each year, including appropriate measures for performance bonus awards, the Committee periodically reviews compensation for executives in comparable positions at a peer group of other companies. The Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless either internal factors, such as employee turn-over, or external factors, such as published reports in industry periodicals, indicate significant changes in executive compensation have taken place.

In 2007, Pearl Meyer assisted the Committee in selecting the peer group and preparing the peer group analysis. The Committee considered a peer group consisting of companies in two sub peer groups, semiconductor and display companies with comparable revenues and market capitalizations. The peer group included the following companies:

Semiconductor Companies
• Advanced Analogic Tech	• California Micro Devices Cp	• Semitool Inc.
• Anadigics	• Emcore Corp.	• Supertex Inc.
• Applied Micro Circuits Corp.	• Rudolph Technologies, Inc.	• Techwell Inc.
• Axt Inc,		• Ultratech Inc.

Display Companies
• Cree
• Universal Display Corp.

The peer group may change from year to year depending on changes in the marketplace and our business focus.

Pearl Meyer’s analysis involved a comparison of total compensation for each of our executives against that of executives in similar positions in the peer group companies, as well as an analysis of each component of compensation. The specific components of total compensation reviewed by Pearl Meyer included base salaries, target total cash payments (salary plus target bonus), actual total cash payments (salary plus bonus), long-term incentives and total direct compensation. The benchmarking data indicated that our compensation is more weighted to base pay and less to incentive pay as compared to the peer group.

Based on the evaluation and performance review process and the peer group benchmarking analysis described above, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining cash bonus and equity awards and for the upcoming fiscal year in setting base salaries, cash bonus and equity award targets. For all executive officers other than our Chief Executive Officer and Chief Financial Officer, the Committee will establish and approve the compensation determinations based on recommendations from the Chief Executive Officer. With respect to compensation of our Chief Executive Officer and Chief Financial Officer, the Committee will establish and approve the compensation determinations based on the Committee’s evaluation and performance reviews of our Chief Executive Officer and Chief Financial Officer.

Elements of Compensation

We use three compensation and benefits elements to provide an overall competitive compensation and benefits package that is tied to creating shareholder value and supporting the execution of our business strategies, as follows:

•	Annual Base Salary;

•	Annual Cash Bonus Awards; and

•	Equity Awards.

The combination and allocation of the components and the target amount of each component is influenced by the role of the executive officer in Kopin, market practices, the total value of all the compensation and benefits available to the individual executive officers. The Compensation Committee reviews and considers each component for each executive officer before making compensation decisions. Historically we have weighted the mix of compensation more too base salary and long term equity incentive plans and to a lesser extent short term cash bonuses as discusses below.

Annual Base Salary

We believe that establishing an appropriate level of annual base salary for our executives is an important element in retaining and motivating our executive officers. In determining base salaries for our executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job. The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each executive officer by our Chief Executive Officer, as discussed above. In addition, the Committee reviews the peer group benchmarking analysis if performed, and finally, reviews total compensation for reasonableness prior to making any final determinations.

In furtherance of our executive retention goals, we allocated a substantial portion of total cash compensation to our executives in the form of base salary in 2006 and 2007. We historically have established a base salary for our executives that represent approximately eighty to ninety percent of their total annual cash payments, with cash bonus representing approximately ten to twenty percent.

Annual Cash Bonus Awards

We believe that annual cash bonus awards are an important tool in motivating our executives but not the primary tool to attract, retain and motivate executives. We believe that there are larger companies who have a wider-range and more sophisticated reward programs which, due to our size, we can not offer. We believe our executive officers are drawn to a smaller company such as ours for the potential wealth that can be created by growing our company. This potential wealth is more likely created through our long-term incentive compensation plan. We therefore use cash bonus awards to provide some element of a more immediate reward to motivate our employees as the Company executes on its longer term goals.

Generally, our executives are eligible to receive a cash bonus reward which is the same amount for all of the executives except the Chief Executive Officer. For 2006 and 2007, the Chief Executive Officer’s cash bonus target was $100,000 and the other officers’ cash bonus target was $25,000. At the end of the year the Committee reviews management’s and the Company’s performance against the goals, objectives and expectations of the Board of Directors. The Committee will factor in unforeseen events in evaluating performance. In 2006, we spent approximately $3.7 million on our stock option review. The 2006 bonus plan provided that amounts would be earned by the executive officers if we were profitable for 2006, excluding the impact from the adoption of SFAS 123(R). The goal was met and the bonuses earned. The 2007 bonus plan was retention oriented and required the officer be with the Company through December 15, 2007. The goal was met and the bonuses earned.

Equity Awards

We believe that including an equity-based incentive component of compensation is a critical tool for motivating our executives and certain employees. We believe that granting equity awards to our executives serves to align executive compensation with long-term stockholder value. By awarding executive officers with equity awards that vest over time, we believe that our executive officers will have a continuing stake in our long-term success. We may issue equity awards to an employee upon the commencement of their employment and we typically issue equity awards to certain employees as part of the year end compensation practice.

We historically have weighted our total executive compensation heavily towards either stock options or more recently, restricted stock awards, which vest over time. While our management can improve our financial performance through the sales of our current products, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements, particularly increasing our product portfolio, will create the greatest stockholder value. We believe that by granting our executives meaningful levels of equity awards, they will have a greater incentive to focus on long-term results. In determining the size of each equity award to our executive officers, the Committee considers the amount previously awarded on an annual basis to the executive, the total value of unvested equity awards held by the executive, the executive’s overall performance, our performance during the year and the dilution to the shareholders.

On December 11, 2006, the Compensation Committee awarded restricted stock awards to each of our executive officers based on their performance for the year ended December 30, 2006 and expected future contributions. The Committee approved 150,000, 60,000, 40,000, 40,000, and 30,000 shares of restricted stock to Dr. John Fan, Dr. Boryeu Tsaur, Mr. Richard Sneider, Mr. Daily Hill, and Dr. Hong Choi, respectively. Each of these restricted stock awards vests 25% on the anniversary date of the award over four years, commencing one year from the date of the award.

2008 Compensation

In order to meet the Company’s objectives and in response to the benchmarking data and other industry trends, the Compensation Committee approved a compensation plan for 2008 which was more heavily weighted towards incentive pay than in past years. As part of this plan, Dr. Fan’s, Mr. Sneider’s and Dr. Tsaur’s bases salaries were maintained at their 2007 levels. Dr. Choi, Mr. Hill and Mr. Presz were given raises of $10,000, $5,000 and $15,000, respectively.

On April 3, 2008, the Company’s 2008 Incentive Plan became effective. The Company’s 2008 Incentive Plan acts as an incentive plan for the fiscal year ending December 27, 2008. Pursuant to this 2008 Incentive Plan, the Officers and eligible employees are eligible to earn incentive compensation if the Company achieves certain financial milestones as adopted by the Company’s Compensation Committee. The purpose of the 2008 Incentive Plan is to further align management’s and shareholder’s interest by providing employees higher levels of compensation for meeting or exceeding the financial milestones. The 2008 Incentive Plan is designed to pay out approximately 40% of amounts earned in cash and 60% in fully vested common stock of the Company; however if the Company is unable to issue common stock the amounts earned may be paid out solely in the form of cash. A participant may earn his incentive compensation if the product line he works for meets its milestones even if the other product line does not meet its results. Corporate participants, including Drs. Fan and Choi and Mr. Sneider, will earn 50% of their incentive compensation based on the results of each product line.

The table below shows examples of what the Officers may be eligible to earn under the 2008 Incentive Plan. It does not include amounts that will be paid as part of the Officer’s annual salary, amounts that can be earned under previous equity awards or any additional awards the Compensation Committee may grant at year end. Column A is the approximate cash bonus if the minimum milestones are achieved, column B shows the approximate maximum cash bonus that will be paid if all milestones are achieved, column C shows the number of shares of the Company’s common stock which can be earned if all milestones are achieved and column D is an estimate of the total incentive compensation an Officer could earn if all milestones are achieved. The total incentive compensation is computed as the sum of the incentive compensation paid in cash plus the value of the common stock earned under the 2008 Incentive Plan. The value of the common stock was computed as the maximum number of shares an Officer could earn multiplied by $2.75. The value of the common stock is an approximation of the expense the Company would record through the 2008 Incentive Plan. The actual value to the Officer is dependent on the Company’s common stock price on the day the common stock is earned. Column C below shows the number of shares of restricted stock the Company awarded on April 3, 2008:

Officer	A	B	C	D
Dr. Fan	$100,000	$259,000	84,701	$492,000
Mr. Sneider	$25,000	$103,000	41,817	$218,000
Dr. Tsaur	$25,000	$113,000	46,829	$241,000
Dr. Choi	$25,000	$85,000	32,086	$173,000
Mr. Hill	$25,000	$96,000	37,771	$200,000
Mr. Presz	$25,000	$81,000	30,351	$165,000

The Compensation Committee also issued shares of restricted stock to its Officers, as part of a longer term incentive plan, in the amounts described in the table below. These awards vest at the rate of 25% on each of the first four anniversaries of December 10, 2007.

Named Executive Officer	Number of Restricted Shares
John C.C. Fan	150,000
Richard Sneider	40,000
Bor Yeu Tsaur	60,000
Daily Hill	30,000
Hong Choi	40,000
Michael Presz	30,000

Finally, the Compensation Committee issued restricted stock, for retention purposes, to Drs. Fan, Tsaur, and Choi and Mr. Hill who were awarded restricted stock grants of 125,000, 60,000, 20,000 and 20,000 shares of the Company’s common stock, respectively (the “Retention Awards”). The restrictions on the Retention Awards lapse at the rate of 50% on December 31, 2008 and 50% on December 31, 2009.

The granting of the Retention Awards and the implementation of the 2008 Incentive Plan were subject to the determination that the Company had filed all of its delinquent filings and other documents with the Securities and Exchange Commission, which the Company completed on April 3, 2008.

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. We have no outstanding loans of any kind to our executive officers.

Chief Executive Officer Compensation

We have historically compensated our Chief Executive Officer more than the other executive officers due to our belief that his overall responsibilities are greater than our other officers and that his association with us has a greater impact to our perception and reputation.

Employment and Other Agreements

We typically do not offer employment agreements and the only current employee with such an agreement is our Chief Executive Officer. The agreement with Dr. Fan will terminate on December 31, 2010 and in the event Dr. Fan is terminated without cause or in the event of a change in control and Dr. Fan’s position, compensation or responsibilities change, Dr. Fan and his spouse will receive post-retirement monthly supplemental health benefits for the difference between cost of the coverage we provide and benefits provided by the U.S. government for ten years, severance pay of $600,000 per year payable monthly for two years and his unvested stock awards will immediately vest. Furthermore, if the parties fail to extend or renew the agreement, we and Dr. Fan shall negotiate a mutually agreeable consulting agreement or retirement benefit. The agreement also contains covenants not to compete, non-solicitation clauses and our rights to inventions by Dr. Fan.

Our 2001 Plans provide for the acceleration of the vesting of unvested stock options and restricted stock awards in the event of a change in control.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our stock and options to purchase our common stock, our executives will have interests that are more closely aligned with those of our stockholders. Although we do not have a formal stock ownership policy, we encourage our executives to hold shares or vested options so that they share in the sentiments of our stockholders as our stock price increases or decreases.

We have an Insider Trading Policy that governs our executive officers, directors and other persons considered to be insiders under the policy. The policy imposes limits as to when and how our executives can engage in transactions in our securities and prohibits short sales of our common stock by all our personnel. We do not currently have a policy that imposes restriction on our executives from entering into hedging transactions with respect to our stock.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). In 2007, our Chief Executive Officer earned more than $1.0 million in cash salary and bonus payments.

Accounting for Stock-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 30, 2006, beginning on January 1, 2006, we began accounting for stock-based awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which requires the measurement and recognition of compensation expense based on the fair value of all share-based payment awards made to employees and directors, including stock options and employee stock purchases under employee stock purchase plans. Under SFAS No. 123R, we are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Under the fair value recognition provision of SFAS No. 123R, stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. We determined the fair value of the stock option using a Black-Scholes-Merton option-pricing model that takes into account the stock price at the accounting measurement date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. We have changed our equity award granting practices in anticipation of the implementation of SFAS No. 123R. Historically we had a broad-based stock option program in which all employees could and usually did participate. All employees are eligible to participate in our equity award program but the number of employees who actually participate annually has been reduced and does not typically included employees who are paid on an hourly basis or are below the level of Director.

On November 1, 2006, in response to a derivative lawsuit filed against us related to our employee stock option granting practices and accounting, our board of directors appointed a Special Investigation Committee (Special Committee) composed solely of an independent director who was not on our board of directors and who had no affiliation with the Company during the Complaint Period to conduct a comprehensive investigation of our historical stock option practices.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis for the year ended December 29, 2007 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2007 Annual Report of the Company.

By the Compensation Committee of the board of directors of Kopin Corporation.

COMPENSATION COMMITTEE

Mort Collins, Chairperson

Andrew Chapman

Named Executive Officer Summary Compensation Table

The following table summarizes the total compensation for the years ended December 30, 2006 and December 29, 2007 of those persons who served as our principal executive officer during the year ended December 29, 2007, our principal financial officer during the year ended December 29, 2007 and our other three most highly compensated executive officers for the year ended December 29, 2007. We refer to these individuals in this proxy statement as our named executive officers.

Name and Principle Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total
John C.C. Fan	2007	$495,000	—	$448,000	$286,683	$100,000	—	$4,175	$1,333,858
	2006	$495,000	—	$379,075	$600,023	$100,000	—	$4,092	$1,578,190

Richard A. Sneider	2007	$300,000		$108,067	$37,242	$25,000		$3,300	473,608
	2006	$280,000	—	$102,217	$89,606	$25,000		$4,039	$500,862

Boryeu Tsaur	2007	$325,000		$125,167	$37,242	$25,000		$3,300	$515,708
	2006	$310,000	—	$103,167	$89,606	$25,000	—	$4,092	$531,865

Daily S. Hill	2007	$265,000		$71,133	$22,345	$25,000		$3,300	$386,778
	2006	$240,000	—	$48,752	$59,042	$25,000	—	$3,934	$376,728

Hong Choi	2007	$225,000		$57,043	$20,099	$25,000		$3,637	$330,853
	2006	$210,000	—	$46,043	$69,993	$25,000	—	$3,591	$354,627

(1)	The amounts in the column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006 and December 29, 2007, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), excluding forfeitures. See notes 1 and 5 of the consolidated financial statements, regarding assumptions underlying valuation of equity awards.
(2)	The amounts for 2007 reflect payments anticipated to be paid in 2008 with respect to annual performance bonuses for services performed in 2007.
(3)	We do not maintain any pension or non-qualified deferred compensation plan.
(4)	Amounts represent our matching contributions under our 401(k) Plan ranging from $3,037 to $3,300 per and premiums paid for life insurance.

Grants of Plan-Based Awards for 2007

The following table sets forth information relating to options granted pursuant to our 2001 Equity Incentive Plan and 2001 Supplemental Equity Plan and annual performance bonuses awarded during the years ended December 29, 2007 to each of our named executive officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock Awards (5)
		Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
John C.C. Fan	4/3/08	—	$100,000	$259,000	—	—	—	125,000	(2)	—	$2.75	$343,750
John C.C. Fan	4/3/08							150,000	(3)		$2.75	$412,500
John C.C. Fan	4/3/08							84,701	(4)		$2.75	$232,928
Richard A. Sneider	4/3/08	—	$25,000	$103,000	—	—	—	40,000	(3)	—	$2.75	$110,000
Richard A. Sneider	4/3/08							41,817	(4)		$2.75	$114,997
Boryeu Tsaur	4/3/08	—	$25,000	$113,000	—	—	—	60,000	(2)	—	$2.75	$165,000
Boryeu Tsaur	4/3/08							60,000	(3)		$2.75	$165,000
Boryeu Tsaur	4/3/08							46,829	(4)		$2.75	$128,780
Daily S. Hill	4/3/08	—	$25,000	$96,000	—	—	—	20,000	(2)	—	$2.75	$55,000
Daily S. Hill	4/3/08							40,000	(3)		$2.75	$110,000
Daily S. Hill	4/3/08							37,771	(4)		$2.75	$103,870
Hong Choi	4/3/08		$25,000	$85,000				20,000	(2)		$2.75	$55,000
Hong Choi	4/3/08							30,000	(3)		$2.75	$82,500
Hong Choi	4/3/08	—		—	—	—	—	32,086	(4)	—	$2.75	$88,237

(1)	In the fiscal year December 29, 2007 our Compensation Committee approved a cash bonus plan under which each of our executive officers listed above is eligible for a cash bonus payment provided they meet certain financial milestones in 2008. The targeted cash bonus represents the amount earned for meeting the minimum milestone. The Maximum cash bonus represents the amount due to the officer if all milestones are met or exceeded.
(2)	On December 10, 2007, the Compensation Committee determined to grant to Dr. Fan, Dr. Tsaur, Mr. Hill and Dr. Choi restricted stock awards for the purchase of 125,000, 60,000, 20,000 and 20,000, respectively, shares of our Common Stock, subject to the determination that the Company had filed all of its delinquent filings with the Securities and Exchange Commission. On April 3, 2008 the Compensation Committee met and determined all appropriate documents, including Form 4s, had been filed and the criteria for the awards had been met. 50% of the restricted stock awards vests on December 31, 2008 and the remaining 50% vests on December 31, 2009.
(3)	On December 10, 2007, the Compensation Committee determined to grant to Dr. Fan, Mr. Sneider, Dr. Tsaur, Mr. Hill and Dr. Choi restricted stock awards for the purchase of 150,000, 40,000, 60,000, 40,000 and 30,000, respectively, shares of our Common Stock, subject to the Company filing all of its delinquent filings with the Securities and Exchange Commission. On April 3, 2008 the Compensation Committee met and determined all appropriate documents, including Form 4s, had been filed and the criteria for the awards had been met. Out of each total award 25% of the restricted stock award vests on each of the first four anniversary dates of December 10, 2007.
(4)	On December 10, 2007, the Compensation Committee determined to approved an incentive compensation plan subject to the determination that the Company had filed all of its delinquent filings with the Securities and Exchange Commission. Under the incentive compensation plan, each of our executive officers listed above would receive shares of our common stock however, if they did not meet certain financial milestones in 2008 they would forfeit some or all of the shares. The Compensation Committee determined to award to Dr. Fan, Mr. Sneider, Dr. Tsaur, Mr. Hill and Dr. Choi 84,701, 41,817, 46,829, 37,771 and 32,086, respectively, subject to the determination that the Company had filed all of its delinquent filings with the Securities and Exchange Commission. These shares represent the maximum number of shares the officers can receive if the meet or exceed all of the milestones. A prorated number of shares can be earned if some but not all of the milestones are achieved. If they do not meet any of the milestones all of the shares under this plan will be forfeited. The enactment of this plan was subject to the Company filing all of its delinquent filings with the Securities and Exchange Commission. On April 3, 2008 the Compensation Committee met and determined all appropriate documents, including Form 4s, had been filed and the criteria for the awards had been met.
(5)	The NASDAQ closing price of the Company’s Common Stock on April 3, 2008, was $2.75 and the value of the stock grant equals the number of shares granted multiplied by $2.75. The amounts reflect the grant date fair value for the fiscal year ended December 29, 2007, in accordance with SFAS 123(R) of awards granted in 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2007 summarized in the “Summary Compensation Table” was determined by our Compensation Committee. We enter into agreements with our named executive officers that define the criteria to earn their performance bonuses, terms of their restricted stock awards and for our Chief Executive Officer post-employment compensation. The material terms of these agreements are discussed under the caption “Compensation Discussion and Analysis—Employment and Other Agreements” and under the caption “Executive Employment Agreement /Other Potential Post-Employment Compensation” below.

The equity restricted stock awards granted to our named executive officers in 2007 summarized in the table “Grants of Plan-Based Awards” were granted pursuant to our 2001 Plans. The awards were agreed to by the Compensation Committee on December 10, 2007, however they were subject to the determination that the Company had become current with its delinquent filings with Securities and Exchange Commission. On April 3, 2008 the Compensation Committee determined that the Company was current with its filings and had filed all documents, including Form 4s, which documented the results of the option investigation of the Company’s equity award granting practices. These equity awards vest in four equal annual installments commencing one year from the date of grant. Each share of restricted stock granted pursuant to these awards entitles the holder to the same rights as a holder of unrestricted stock, including voting and dividend rights, except the holder does not have the right to sell the share of restricted stock until it has vested.

Perquisites and Benefits

We provide benefit programs to executive officers and to other employees. The board of directors and executive management believe that perquisites for executive officers should be extremely limited in scope and value. As a result, Kopin has historically given nominal perquisites. The following table generally identifies such benefit plans and who may be eligible to participate.

Benefit Plan	Executive Officers	Certain Managers	Full Time Domestic Employees	Full Time Foreign Employees
401(k)	Yes	Yes	Yes	Not Offered
Defined Contribution to Retirement Plan	Not Offered	Not Offered	Not Offered	Yes(1)
Medical/Dental/ Vision Plans	Yes	Yes	Yes	Not Offered
Life and Disability Insurance(2)	Yes	Yes	Yes	Not Offered
Short Term Incentive Plan	Yes(3)	Yes(3)	Yes(4)	Not Offered
Equity Incentive Plan	Yes	Yes	Yes	Not Offered
Automobile Allowance	Not Offered	Not Offered	Not Offered	Not Offered
Income Tax Planning services	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered
Financial Planning Allowance	Not Offered	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use(5)	Not Offered	Not Offered	Not Offered	Not Offered

(1)	Kopin’s Korean subsidiary, Kowon, contributes to a government sponsored retirement program for its employees.
(2)	Kopin pays for life insurance equal to an employee’s base salary for domestic employees.
(3)	Kopin has a short term incentive plan pursuant to which certain officers and certain managers are paid a bonus if they remain with the company during the next fiscal year.
(4)	The board of directors has historically provided for a discretionary bonus award at the end of the fiscal year.
(5)	Kopin does not provide dwellings for personal use other than for temporary job relocation.

Executive Employment Agreement /Other Potential Post-Employment Compensation

As discussed above in our Compensation Discussion and Analysis, certain of our named executive officers and other employees have potential post-employment benefits. Our 2001 Plans have provisions which may result in the acceleration of vesting of certain equity awards as a result of a change in control. In addition, the employment agreement with our Chief Executive Officer provides for certain post-employment benefits. The table below summarizes the effects on the compensation of our named executive officers as if the provisions of the 2001 Plans and employment agreement had occurred on December 29, 2007.

Name	Value of Equity Awards if a Change in Control Occurs on 12/29/07(1)	Health Care Benefits(2)	Severance Payments(2)
John C.C. Fan	$568,125	$149,000	$1,200,000
Richard A. Sneider	$151,500	—	—
Boryeu Tsaur	$196,950	—	—
Daily S. Hill	$121,200	—	—
Hong Choi	$93,930	—	—

(1)	Our 2001 Plans provide for the acceleration of the vesting of our equity awards in the event of a change in control of the Company. The amounts in this column represent the value the executive officer would have received if there were a change of control of the Company on December 29, 2007. This value is the sum of the value of the unvested restricted stock awards and the stock option awards as of December 29, 2007. For the restricted stock award the value is computed by multiplying the number of unvested shares of restricted stock at December 29, 2007 by the closing price of the Company’s Common Stock on the NASDAQ on December 28, 2007 ($3.03). The value of the stock options was computed by multiplying the number of unvested option awards by the difference between the grant price and the closing price of the Company’s Common Stock on the NASDAQ on December 29, 2007.
(2)	The Company has entered into an employment agreement with the Company’s Chairman and Chief Executive Officer, Dr. John C.C. Fan, pursuant to which the Company has agreed to employ Dr. Fan as Chief Executive Officer. The agreement will terminate on December 31, 2010. In the event Dr. Fan is terminated without cause or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change, Dr. Fan and his spouse will receive post-retirement monthly supplemental health benefits for the difference between cost of the coverage the Company provides and benefits provided by the U.S. government for ten years, severance pay of $600,000 per year payable monthly for two years and his unvested stock awards will immediately vest. Furthermore, if the parties fail to extend or renew the employment agreement, the Company and Dr. Fan shall negotiate a mutually agreeable consulting agreement or retirement benefit. The employment agreement also contains covenants not to compete, non-solicitation clauses and the rights of the Company to inventions by Dr. Fan. The present value of the supplemental health benefits for Dr. Fan and his wife if triggered under this agreement is $208,000, assuming the Company retains its current level of health care benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

THE FOLLOWING TABLE DISCLOSES INFORMATION FOR EACH OF OUR NAMED EXECUTIVE OFFICERS REGARDING EQUITY AWARDS OUTSTANDING AT THE END OF THE 2007 FISCAL YEAR, ADJUSTED FOR THE RESULTS OF OUR STOCK OPTION REVIEW, PURSUANT TO OUR STOCK OPTION AND EQUITY INCENTIVE PLANS. THE AMOUNTS BELOW REFLECT THE ADJUSTMENT OF STOCK OPTION PRICES AND CANCELLATION OF CERTAIN STOCK OPTIONS AS A RESULT OF OUR STOCK OPTION INVESTIGATION. THE ADJUSTMENT OF THE STOCK OPTION PRICES AND THE CANCELLATION OF THE STOCK OPTIONS WAS AGREED TO BY THE OFFICERS BEFORE DECEMBER 29, 2007 HOWEVER THE FINAL CALCULATIONS WERE NOT COMPLETED UNTIL MARCH 28, 2008. OUR SHAREHOLDERS ARE REFERRED TO FORM 4’S FILED BY THE NAMED EXECUTIVE OFFICERS OF THE COMPANY ON APRIL 1, 2008 DETAILING THE STOCK OPTION TRANSACTION. MARKET VALUE INFORMATION IS DETERMINED BY MULTIPLYING THE NUMBER OF SHARES BY THE CLOSING PRICE OF OUR COMMON STOCK ON THE NASDAQ GLOBAL MARKET ON THE LAST TRADING DAY OF 2007 FISCAL YEAR.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John C.C. Fan	40,000	—	40,000	4.88	10/8/2008
John C.C. Fan	100,779	—	100,779	5.48	6/15/2009
John C.C. Fan	600,000	—	600,000	18.88	10/29/2009
John C.C. Fan	160,000		160,000	27.75	4/12/2010
John C.C. Fan	150,000	—	150,000	13.00	11/30/2010
John C.C. Fan	250,000	—	250,000	12.16	4/17/2011
John C.C. Fan	35,741	—	35,741	14.60	9/17/2011
John C.C. Fan	400,000	—	400,000	4.64	12/04/2012
John C.C. Fan	200,000	—	200,000	5.29	12/11/2013
John C.C. Fan	75,000	25,000	100,000	10.00	12/27/2014
John C.C. Fan	75,000	25,000	100,000	3.75	12/27/2014
John C.C. Fan						187,500	568,125
Richard A. Sneider	21,052	—	21,052	2.97	9/1/2008
Richard A. Sneider	11,434	—	11,434	5.48	6/15/2009
Richard A. Sneider	40,000	—	40,000	18.88	10/29/2009
Richard A. Sneider	60,000	—	60,000	27.75	4/12/2010
Richard A. Sneider	50,000	—	50,000	13.00	11/30/2010
Richard A. Sneider	50,000	—	50,000	12.16	4/17/2011
Richard A. Sneider	16,622	—	16,622	14.60	9/17/2011
Richard A. Sneider	70,000	—	70,000	4.64	12/4/2012
Richard A. Sneider	25,000	—	25,000	5.29	12/11/2013
Richard A. Sneider	18,750	6,250	25,000	3.75	12/27/2014
Richard A. Sneider						50,000	151,500

	Option Awards					Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Boryeu Tsaur	24,000	—	24,000	18.88	10/29/2009
Boryeu Tsaur	80,000	—	80,000	27.75	4/17/2010
Boryeu Tsaur	40,000	—	40,000	13.00	11/30/2010
Boryeu Tsaur	40,000	—	40,000	12.16	4/17/2011
Boryeu Tsaur	20,000	—	20,000	14.60	9/17/2011
Boryeu Tsaur	70,000	—	70,000	4.64	12/4/2012
Boryeu Tsaur	25,000	—	25,000	5.29	12/11/2013
Boryeu Tsaur	18,750	6,250	25,000	3.75	12/27/2014
Boryeu Tsaur						65,000	196,950
Daily S. Hill	5,981	—	5,981	14.60	9/17/11
Daily S. Hill	25,000	—	25,000	4.64	12/4/2012
Daily S. Hill	9,322	—	9,322	5.29	12/11/2013
Daily S. Hill	11,250	3,750	15,000	3.75	12/27/2014
Daily S. Hill						40,000	121,200
Hong Choi	120,000	—	120,000	27.25	7/3/2010
Hong Choi	60,000	—	60,000	13.00	11/30/10
Hong Choi	32,363	—	32,363	4.64	12/4/2012
Hong Choi	15,000	—	15,000	5.29	12/11/2013
Hong Choi	9,000	3,000	12,000	3.75	12/27/2014
Hong Choi						31,000	93,930

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards as of the end of our 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John C.C. Fan	—	—	92,500	$306,125
Richard A. Sneider	—	—	25,000	82,800
Boryeu Tsaur	84,349	$91,519	30,000	100,300
Daily S. Hill	—	—	16,875	56,713
Hong Choi	—	—	14,250	47,878

(1)	Reflects the difference between the market closing price of the underlying securities on the Nasdaq Global Market on the day exercised and the exercise price.
(2)	Value realized equals number of shares vesting multiplied by the closing price of our common stock on the Nasdaq Global Market on the day the shares vested.

Equity Compensation Plan Information

The following table sets forth information as of December 29, 2007 about shares of our common stock outstanding and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,032,297	$12.14	1,246,104	(3)
Equity compensation plans not approved by security holders(2)	826,025	8.41	134,379

Total	6,858,322	$11.69	1,380,483

(1)	Consists of the 1992 Stock Option Plan and 2001 Equity Incentive Plan.
(2)	Consists solely of the 2001 Supplemental Equity Incentive Plan, which did not require the approval of, and was not approved by, our stockholders.
(3)	Options available under the 2001 Equity Incentive Plan.

The 2001 Supplemental Equity Incentive Plan

The Supplemental Plan was adopted by the board in March 2001. The Supplemental Plan is a non-stockholder approved plan (as permitted under NASD rules and regulations applicable at the time of adoption by the board). The Supplemental Plan is intended to be a broadly based plan within the meaning of NASD rules and regulations applicable at the time of adoption by the board. The Supplemental Plan is not intended to be an incentive stock option plan within the meaning of Section 422 of the Code. The Supplemental Plan allows for the issuance of up to 1,300,000 options to acquire our stock or shares of restricted stock or stock grants. The purpose of the Supplemental Plan is to encourage ownership of our common stock by our employees, consultants, advisors and directors and our affiliates and to provide additional incentive for them to promote the success of our business. The Supplemental Plan provides for the grant of non-qualified stock options or restricted stock awards or stock grants to employees (including officers, directors, advisors and consultants). The Supplemental Plan will expire on April 18, 2011, unless earlier terminated by the board.

Director Compensation

Our board approved compensation for outside directors of an annual retainer of $10,000 and $1,500 per meeting attended, including any special meeting not held on the same day as a regularly scheduled meeting of the board. Each non-employee Director is also entitled to receive an initial restricted stock award for 10,000 shares of our common stock on the date of his or her initial election to the board and a subsequent annual restricted stock award grant for 10,000 shares of our common stock. We also pay expenses for attendance at meetings of the board and committees thereof.

The following table sets forth certain information regarding the compensation earned by or awards to each non-employee director who served on our board of directors in the 2007 fiscal year. Dr. Fan, who is an employee of Kopin, is not compensated for his services as a director.

Director Summary Compensation Table for 2007

DIRECTOR COMPENSATION

Name	Total	Fees Earned or Paid in Cash	Restricted Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(2)
James K. Brewington(3)	$44,100	$25,000	$19,100	0	—	—	—
David E. Brook(4)	$87,006	$25,000	$8,150	$53,856	—	—	—
Andrew H. Chapman(4)	$87,006	$25,000	$8,150	$53,856	—	—	—
Morton Collins(4)	$87,006	$25,000	$8,150	$53,856	—	—	—
Chi Chia Hsieh(5)	$87,006	$25,000	$8,150	$53,856	—	—	—
Michael J. Landine(6)	$84,541	$25,000	$8,150	$51,391	—	—	—

The amounts included in the “Restricted Stock Awards” and “Option Award” columns in the table above reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 for restricted stock and option awards in accordance with Statement of Financial Accounting Standards 123R.

(1)	The amounts in the column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), excluding forfeitures. The compensation expense for the restricted stock awards is computed by multiplying the number of shares of restricted stock issued by the closing price of our common stock on the Nasdaq Global Market on the day of grant, dividing this amount by the number of months in service period and multiplying the monthly cost by the number of months of service in 2007. The compensation expense for the option awards was determined by computing the fair market value of the option using the Black-Scholes-Merton option pricing model and dividing the fair market value by the number of months in the service period and multiplying the monthly cost by the number of months of service in 2007.
(2)	No, non-equity incentive compensation, pension, non qualified deferred compensation or other compensation payments were made as compensation for director services in fiscal year 2007 or are contemplated under our current compensation plan.
(3)	The Director has 15,000 shares of restricted stock awards at December 29, 2007
(4)	The Director has 7,500 restricted stock awards and 72,250 stock option awards outstanding at December 29, 2007
(5)	The Director has 7,500 restricted stock awards and 88,250 stock option awards outstanding at December 29, 2007
(6)	The Director has 7,500 restricted stock awards and 46,250 stock option awards outstanding at December 29, 2007

Audit Committee Report

The Audit Committee of the board currently consists of Andrew H. Chapman, Morton Collins and Michael J. Landine, each of whom the board has determined is independent under applicable SEC and NASDAQ Rules. The board also has determined that Mr. Landine is an “audit committee financial expert” under applicable SEC rules and regulations.

The purpose of the Audit Committee is to assist the board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee charter, which is available at the Company’s website at www.kopin.com, under the heading “Investors: Corporate Governance”, describes in greater detail the full responsibilities of the Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Deloitte is also responsible for expressing an opinion on the Company’s effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte, the Company’s independent public registered accounting firm.

During the course of the 2006 and 2007 fiscal years, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during this process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 30, 2006 and December 29, 2007 filed with the SEC, as well as Deloitte’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting for the year ended December 30, 2006 and Deloitte’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of internal control over financial reporting for the year ended December 29, 2007. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal years 2006 and 2007.

In March 2008, we restated certain of our financial statements previously issued as a result of a number of adjustments, the largest of which related to stock-based compensation. In connection with the restatement, we determined that significant internal control matters related to the award of equity based compensation, that collectively constituted material weaknesses in internal control over financial reporting, existed. We previously disclosed a material weakness existed related to resources and level of technical accounting expertise within the accounting function. These matters are more fully described in Part II, Item 9A of our Form 10-K for fiscal year 2006. In Management’s Report on Internal Control Over Financial Reporting, we described the material weaknesses in our internal control over financial reporting and our management concluded that, as of December 30, 2006 and December 29, 2007, our internal control over financial reporting were not effective. In its report, Deloitte rendered an unqualified opinion on management’s assessment of our internal control over financial reporting and an adverse opinion on the effectiveness of our internal control over financial reporting for the year ended December 30, 2006 and an adverse opinion on the effectiveness of our internal control over financial reporting for the year ended December 29, 2007. As described in our Form 10-K for fiscal year 2007, we implemented process and control improvements intended to address these material weaknesses. As described in our Form 10-K for fiscal year 2005, we have continued in 2005 and 2006 implementing process and control improvements intended to address the reported material weaknesses.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte that firm’s independence.

Based on its review and the discussion noted above, the Audit Committee recommended to the board that the Company’s Consolidated Financial Statements for the fiscal year 2006 be included in the Company’s Annual Report on Form 10-K for the 2006 fiscal year for filing with the SEC and for the fiscal year 2007 be included in the Company’s Annual Report on Form 10-K for the 2007 fiscal year for filing with the SEC.

Audit Committee

Michael Landine, Chairman

Andrew H. Chapman

Mort Collins

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Deloitte & Touche LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since 1985. The board has recommended that the stockholders ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2008.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated.

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Meeting and entitled to vote is required to ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current year. In the event the appointment of Deloitte & Touche LLP should not be approved by the stockholders, the board will consider making another appointment to be effective at the earliest possible time but has no obligation to do so.

Audit Fees

The aggregate fees for the fiscal years ended December 29, 2007 and December 30, 2006 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and member firms of Deloitte Touche Tohmatsu, were as follows:

Fee Category	Fiscal Year 2007	% of Total	Fiscal Year 2006	% of Total
Audit Fees	$1,096,500	96%	3,044,150	99%
Audit-Related Fees	—	—	37,850	1%
Tax Fees	42,500	4%	—	—
All Other Fees	$—	—	—	—

Total Fees	$1,139,000	100%	3,082,000	100%

Audit Fees—consists of fees for the audit of our financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services, except those not required by statute or regulation.

Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include internal control related services and accounting consultations and reviews for various matters.

Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees—consists of fees for all other permissible services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

STOCKHOLDER PROPOSALS

The board will make provisions for presentation of proposals by stockholders at the 2009 annual meeting of stockholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC. Such proposals must be received by the Company no later than January 21, 2009 for inclusion in our proxy materials and no later than March 6, 2009 for all other proposals.

GENERAL

We are not aware of any other matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority to the named proxies in the event any additional matters should be presented.

We will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, our Annual Reports on Form 10-K for the fiscal years 2007 and 2006 as filed with the SEC. Our 2006 and 2007 Annual Reports on Form 10-K are enclosed. Only one copy of the Annual Reports and this proxy statement is being delivered to multiple stockholders sharing one address, unless we have received contrary instructions. Upon request, we will deliver a separate copy to a stockholder at a shared address to which a copy was delivered. If you received more than one copy of the proxy statement and wish to reduce the number of reports you receive, we will discontinue the mailing of reports on the accounts you select. Requests for the foregoing should be directed to Kopin Corporation, 200 John Hancock Road, Taunton, Massachusetts 02780, Attention: Chief Financial Officer, 508 824 6696.

We expect to hold our 2009 annual stockholder meeting on or about May 20, 2009, and proxy materials in connection with that meeting are expected to be mailed approximately thirty days prior to the meeting.

JOHN C.C. FAN

Chairman

DETACH HERE

PROXY

KOPIN CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE

COMBINED 2007 and 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2008

The undersigned hereby appoints John C.C. Fan and Richard A. Sneider, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of our common stock of Kopin Corporation which the undersigned would be entitled to vote if personally present at the Combined 2007 and 2008 Annual Meeting of Stockholders to be held on May 20, 2008 at 9:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, or any adjournment thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof. This proxy hereby revokes all former proxies submitted by the undersigned stockholder.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

KOPIN CORPORATION

c/o Computershare

P.O. Box 8694

Edison, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

VOTE-BY-INTERNET		VOTE-BY-TELEPHONE		VOTE-BY-MAIL

1.	Log on to the Internet and go to http://www.eproxyvote.com/kopn	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	Mark, sign and date your proxy card and return in the postage paid envelope provided
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by Telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL AND NOT VOTING BY

INTERNET OR TELEPHONE

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTORS LISTED IN PROPOSAL (1), WILL BE VOTED FOR PROPOSAL (2) AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL (3).

1.	PROPOSAL TO ELECT DIRECTOR NOMINEES:

	FOR	WITHHELD		FOR	WITHHELD

(01) John C.C. Fan	☐	☐	(05) Morton Collins	☐	☐

(02) James K. Brewington	☐	☐	(06) Chi Chia Hsieh	☐	☐

(03) David E. Brook	☐	☐	(07) Michael J. Landine	☐	☐

(04) Andrew H. Chapman	☐	☐

		FOR	AGAINST	ABSTAIN

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.	☐	☐	☐

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE DATE AND SIGN exactly as your name(s) appears at left indicating, where proper, official position or representation capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the name of two or more persons, all must sign.

Signature:                                                          Date:                         Signature:                                                          Date: